                     MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Record net sales of $19.8 billion in 1995, an increase of 32% over last year, reflected very strong market conditions, especially early in the year. Of the increase, $1.4 billion or 28% reflects the consolidation of Carter Holt Harvey beginning in May 1995. Both strong demand and the Company's continuing strategy to grow in international markets resulted in export and international sales of $7.1 billion in 1995, about one-third of consolidated net sales. Excluding Carter Holt Harvey, such sales totaled $5.7 billion, up from $4.5 billion in 1994 and $4.0 billion in 1993.

      Net income for the year totaled $1.2 billion or $4.50 per share, substantially greater than the 1994 figure of $357 million or $1.43 per share ($422 million or $1.69 per share before an accounting change) and $289 million or $1.17 per share in 1993 ($314 million or $1.27 per share before the revaluation of deferred income taxes). The 1995 results reflected substantially higher operating profit for our printing papers and packaging segments. Strong demand in 1995 had a positive impact on sales prices for most of the Company's products, particularly business papers, pulp and containerboard. However, demand slipped in the latter part of 1995 in response to a slowdown in world economies and inventory reductions by customers.

      In early 1996, we have experienced continuing weakness in the markets for our major product lines, as customers continue to reduce inventories. We view this weakness as temporary, until inventory levels come down. If strong economic growth resumes, demand should rebound.

MERGER WITH FEDERAL PAPER BOARD

In November 1995, International Paper and Federal Paper Board, a diversified forest and paper products company with sales of $1.9 billion in 1995, announced that they had agreed to merge. In January 1996, the U.S. Department of Justice cleared the way for the proposed merger. The transaction, which is valued at approximately $3.5 billion including assumption of debt, is expected to close late in the first quarter of 1996. See the discussion of the merger in Note 6 to the consolidated financial statements on page 58.

CASH FLOW FROM OPERATIONS

Cash flow from operations improved substantially to $2.2 billion in 1995 from $1.2 billion in 1994 and $928 million in 1993. The increase was primarily the result of significantly higher earnings. Depreciation and amortization expense, excluding depletion, also increased to $1.0 billion in 1995 from $885 million in 1994 ($923 million before the change in accounting for start-up costs) and $898 million in 1993. Deferred income taxes were $146 million, with the increase over 1994 primarily resulting from the use of certain tax credits in 1995.

INVESTMENT ACTIVITIES

Capital spending was $1.5 billion in 1995 (including $90 million for Carter
Holt Harvey), up from $1.1 billion in 1994 and $954 million in 1993. The primary emphasis for capital investment continues to be improving productivity, cost reduction and strategic expansions. Spending in 1995 included completion of an uncoated papers machine at the Riverdale mill in Selma, Ala., and a recycled linerboard machine in Mansfield, La.; construction of an oriented strand board plant in Jefferson, Texas, and a spunbond nonwovens plant in Mexico; and the rebuilding of a packaging board machine in Poland.
The Company has budgeted capital spending of approximately $1.4 billion in 1996. Major projects will include the conversion of a paper machine from uncoated to coated freesheet at the Androscoggin mill in Jay, Me., and construction of a molded door facings facility in Ireland and a container plant in the United Kingdom.

                               FINANCIAL REVIEW

                          CAPITAL SPENDING BY SEGMENT

              In millions for the years
              ended December 31          1995     1994     1993
                                         ----     ----     ----
              Printing Papers           $  375   $  447   $  429
              Packaging                    531      205      181
              Distribution                  18       16       13
              Specialty Products           251      270      155
              Forest Products              271      135      145
                                        ------   ------   ------
              Subtotal                   1,446    1,073      923
              Corporate                     72       41       31
                                        ------   ------   ------
              Total                     $1,518   $1,114   $  954
                                        ======   ======   ======

      In late April 1995, the Company acquired approximately 26% of the outstanding shares of Carter Holt Harvey, bringing International Paper's ownership of the New Zealand-based forest and paper products company to just over 50%. The Carter Holt Harvey share purchases were financed with borrowings totaling $1.1 billion. The Company's financial statements reflect the consolidation of Carter Holt Harvey effective May 1, 1995. Prior to May, the equity accounting method was used to account for the investment. International Paper's initial investment in Carter Holt Harvey of 16% was made in 1991 and was followed by an additional 8% investment in 1994.

      The Company also acquired the following in 1995: in January, the assets of paper distributors Seaman-Patrick Paper Company and Carpenter Paper Company, by issuing approximately 1 million (adjusted for the two-for-one stock split) shares of common stock; in September, Micarta, the high-pressure laminates business of Westinghouse; and in October, the inks and adhesives resin business of DSM located in France.

      In 1994, in addition to the investment in Carter Holt Harvey discussed above, the Company acquired additional stock of Zanders Feinpapiere AG and completed a merger with Kirk Paper Corporation, a California-based paper distributor. In 1993, the Company made several small acquisitions in its distribution and specialty products businesses.

FINANCING ACTIVITIES

In November 1995, the Company issued $750 million of five-year debentures, and a non-U.S. subsidiary of the Company issued $300 million of U.S. dollar-denominated notes that mature in 7 and 20 years, respectively. In July, International Paper Capital Trust, a wholly owned subsidiary of the Company, issued $450 million of preferred securities that are convertible into International Paper common stock. Also in July, $200 million of 5 3/4% convertible debentures were called by the Company and converted into approximately 5.8 million shares of International Paper common stock. In each of the years 1994 and 1993, the Company issued $600 million of long-term debt with maturities ranging from 10 to 30 years. The proceeds of all of the transactions described above were used primarily to reduce short-term borrowings, to secure favorable long-term interest rates and for general corporate purposes.

      In July, our Board of Directors authorized a two-for-one stock split, which was effective in September 1995, and a 19% increase in the common stock dividend, raising the quarterly per share rate from $.21 to $.25. Dividend payments were $237 million in 1995, $210 million in 1994 and $208 million in 1993.


CAPITAL RESOURCES OUTLOOK FOR 1996

The Company's balance sheet supports an investment-grade debt rating, allowing ready access to financial markets. The debt-to-capital ratio was 39% in 1995 compared with 41% in 1994 and 39% in 1993. The Company anticipates that cash flow from operations, supplemented as necessary by short- or long-term borrowings, will be adequate to fund its capital spending, working capital and dividend requirements during 1996.

      We anticipate that our merger with Federal Paper Board will close in March 1996. At such time, International Paper will issue shares of common stock with a market value

                               FINANCIAL REVIEW
of approximately $1.4 billion and $1.3 billion of debt. Also, about $800 million of Federal's long-term debt will be assumed.

      Also, IP Timberlands, Ltd., of which International Paper is the majority owner, presently expects a subsidiary partnership that owns approximately 300,000 acres of forestlands located in Oregon and Washington to complete a sale of certain of its equity interests. In addition to this sale, the partnership will borrow additional amounts. Proceeds of the sale and borrowings will be used by the partnership principally to retire $750 million of its present indebtedness. The partnership expects to have a capitalized value of almost $1.0 billion.


OTHER FINANCIAL STATEMENT ITEMS

Net interest expense totaled $493 million in 1995, increasing from $349 million in 1994 and $310 million in 1993. The consolidation of Carter Holt Harvey accounted for about one-third of the increase in net interest expense in 1995. The balance of the increase was the result of higher average borrowing levels during 1995, largely due to short-term debt used to acquire the additional shares of Carter Holt Harvey.

      The consolidation of Carter Holt Harvey increased components of costs and expenses in amounts ranging from 13% to 72%. This was also the primary reason for the increases in forestlands, goodwill and the related accumulated amortization, long-term debt and minority interest on the Company's consolidated balance sheet. Such consolidation also contributed about 60% of the increase in net property, plant and equipment, and to a lesser extent, to the increases in working capital components.

      In 1994, investments included primarily Scitex and Carter Holt Harvey. In 1995, investments included primarily Scitex and Carter Holt Harvey's investment in COPEC.

      The effective tax rate was 35.5% of pre-tax income in 1995, 33% in 1994 and 40% in 1993 (35% before the revaluation of deferred taxes to reflect the increase in the federal tax rate). We do not expect any significant change in the effective tax rate for 1996. During 1994 and 1993, the Company recognized tax benefits of $33 million and $55 million, respectively, related to losses at certain non-U.S. locations. No net additional tax benefits were recognized in 1995. We expect that these tax benefits will be realized.

ACCOUNTING CHANGE

Effective January 1, 1994, International Paper changed its method of accounting for start-up costs to expense them as incurred. Our policy prior to 1994 had been to capitalize start-up costs on major projects and amortize them over a five-year period. The accounting change resulted in a one-time after-tax charge of $75 million or $.30 per share. However, it also increased 1994 earnings by $10 million or $.04 per share for a net reduction in 1994 earnings of $65 million or $.26 per share.

RECENT ACCOUNTING PRONOUNCEMENTS

In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). The statement requires that such assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable and that such assets be reported at the lower of their carrying amount or fair value. The Company will adopt the provisions of the statement in the first quarter of 1996 and estimates that adoption will result in a pre-tax charge to earnings of about $80 million. Also in 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was issued. This statement, effective for fiscal years beginning after December 15, 1995, requires disclosure of

                               FINANCIAL REVIEW
the pro forma impact on net earnings and earnings per share of the compensation cost that would have been recognized if the fair value of the Company's stock-based awards were recorded in the income statement. The Company will adopt the disclosure provisions in 1996.

LEGAL AND ENVIRONMENTAL ISSUES

Environmental capital expenditures totaled $108 million in 1995, $95 million in 1994 and $100 million in 1993. By the end of 1996, International Paper will have successfully converted all 13 of its U.S. and European bleached mills to elemental chlorine-free technology.

      In 1993, the EPA released its "Cluster Rule" proposal to coordinate and integrate the requirements for air emissions and water discharges for the pulp and paper industry. The rules were to be effective three years after their final promulgation. Separately, the EPA has now promulgated regulations implementing the Great Lakes Initiative (GLI) covering water quality and permitting implementation procedures in states bordering the Great Lakes.
Future spending will be heavily influenced by the final Cluster Rule and, in the case of the GLI, by how the individual Great Lakes states implement the program. In 1994, the Company estimated future capital spending to comply with the Cluster Rule and GLI to be between $700 million and $1.5 billion, depending upon the methods allowed by the final regulations to meet requirements. While there have been ongoing discussions with the EPA concerning these rules, there have as yet been no publicly announced changes to the proposed Cluster Rule, and thus these estimates remain valid at this time. Nevertheless, there is reason to expect that proposed changes will soon be announced that will permit the downward adjustment of these estimates. It is also expected that implementation will occur over a longer time frame than the three years in the current proposal. In 1994, we estimated that annual operating costs, excluding depreciation and the cost of capital, would increase between $60 million and $120 million when the proposed regulations were fully implemented. This estimate will also be adjusted to the extent that the EPA makes moderating changes.

      The Company paid fines and penalties related to environmental issues of $630,000, $960,000 and $400,000 for the years 1995, 1994 and 1993, respectively. Reviews are in progress by federal and state environmental agencies at certain facilities to determine the Company's compliance with environmental laws and regulations. Currently, the U.S. Attorney's Office for the Southern District of Mississippi and EPA Region IV are investigating Arizona Chemical Company, a wholly owned subsidiary of the Company, through a federal grand jury. Arizona Chemical has been informed that it is a subject of the investigation, which is centered on environmental issues at its facilities in Gulfport and Picayune, Miss. Arizona Chemical is cooperating with the investigation, but we are unable at this time to predict the outcome of that investigation. However, we would not expect fines from this or any other environmental investigation now under way to have a material adverse effect on the Company's future financial condition or results of operations.

      International Paper is also a party to a number of other environmental remediation actions under various federal and states laws, including the Comprehensive Environmental Response, Compensation and Liability Act. Related costs are recorded in the financial statements when probable and reasonably estimable. Completion of these actions is not expected to have a material adverse effect on the Company's future financial condition or results of operations.

      Further details with respect to these cases can be found in the Company's quarterly

                               FINANCIAL REVIEW
reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Copies can be obtained as indicated on page 72 of this report.

      For a discussion of legal issues, see Note 10 to the consolidated financial statements on page 60, and Item 3 (Legal Proceedings) of the annual report on Form 10-K. While any proceeding or litigation has the element of uncertainty, the Company believes that the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

SUBSEQUENT EVENT

On February 13, 1996, the Board of Directors approved a series of actions that will require a pre-tax charge in the first quarter of 1996 of about $500 million ($350 million after taxes or $1.35 per share). These actions are forecast to generate pre-tax savings of $70 million ($.17 per share) during 1996 and $100 million ($.25 per share) by 1997.

      The charge includes $340 million for the write-off and impairment of certain assets (about $80 million of which resulted from the application of SFAS No. 121, as discussed on page 46). In addition, the charge consists of cash costs of $115 million for severance and $45 million for exit costs, including the cancellation of leases. Approximately half of the charge is associated with the imaging products business.

EFFECTS OF INFLATION

General inflation has had minimal impact on International Paper's operating results in the last three years. Sales prices and volumes are more strongly influenced by supply-and-demand factors in specific markets and by exchange rate fluctuations than by inflationary factors.

FINANCIAL REVIEW BY SEGMENT

Management's Discussion and Analysis of results of operations by industry segment is set forth on pages 10 (Printing Papers), 18 (Packaging), 24 (Distribution), 34 (Specialty Products) and 40 (Forest Products), and is incorporated herein by reference.

                               FINANCIAL REVIEW
                                      48

                       PRINTING PAPERS FINANCIAL REVIEW

Printing Papers achieved sales of $6.2 billion in 1995, an increase of 40% from 1994 sales of $4.4 billion. Sales in 1993 were $3.9 billion. Operating profit reached a record $1.1 billion in 1995 compared with $20 million in 1994 and a loss of $122 million in 1993. Generally favorable economic conditions worldwide and strong demand for pulp and paper fueled a recovery in our printing papers businesses beginning in the second half of 1994. These factors resulted in strong markets and substantially higher prices in 1995. Cost control and productivity measures also contributed to higher earnings.

      Business Papers sales were $3.3 billion in 1995, an increase of 43% over 1994 and 51% over 1993. Sales prices rose sharply in 1995, as supply was tight most of the year. In the U.S., average prices were 50% above 1994 levels. During the fourth quarter, customers began to work down inventories, sales slowed and prices began to decline. By February 1996, prices were nearly 15% below the 1995 peak and currently remain under pressure. We are taking downtime in order to control inventories. But as consumer demand remains good, we expect conditions to improve later in 1996. The 1995 start-up of a new uncoated papers machine at Riverdale was a major step toward our goals of improving our cost position and of meeting our customers' increasing desire for recycled papers.

      In Europe, business papers operating profit increased fourfold in 1995. Kwidzyn achieved record sales. Sales volumes improved 20%, due largely to improvements in production and quality. Aussedat Rey turned profitable due to sharply higher prices. In 1996, we anticipate that Western European economies will grow moderately and that growth in Poland will be strong. Market conditions are similar to the U.S. and prices have declined in the early part of 1996 as consumers adjust inventories.


      Coated Papers sales advanced nearly 30% in 1995 to $1.8 billion. Sales were $1.4 billion in 1994 and $1.1 billion in 1993. Increased use of direct mail and catalogs influenced this improvement. Our U.S. business, which is heavily weighted toward coated groundwood, enjoyed record earnings in 1995, after breaking even in 1994 and 1993. No significant new industry capacity came onstream during 1995 and operating rates were high. Average prices for coated groundwood papers were nearly 50% above 1994 and 1993 levels. Orders declined in recent months as customers reduced inventories.

      In Europe, following an upturn in 1994 that continued until the second quarter of 1995, coated papers orders slackened and operating rates declined. Zanders' sales increased about 20% in 1995, reflecting improvements in both volume and average prices. However, stronger sales prices did not fully compensate for higher pulp costs and weak currencies in export markets. These factors, as well as costs to restructure and reduce personnel, resulted in a loss at Zanders. Aussedat Rey was profitable in 1995 following losses in 1994 and 1993. In 1996, excess capacity will continue to affect the European coated papers markets. Performance will depend on economic conditions in France and Germany, as well as rigorous cost control and optimization of sales mix.

      Pulp sales increased 56% to $1.1 billion in 1995. Carter Holt Harvey contributed about 40% of the increase. Our Kwidzyn and Saillat mills in Europe operated near capacity in both 1995 and 1994, producing significantly higher volume than in 1993. Operating results improved dramatically in 1995 as the upturn in pricing continued. However, prices began to decline in the fourth quarter as demand for paper slowed. Operating results in 1996 will be lower until inventories are liquidated.

                                PRINTING PAPERS
                                      10

                          PACKAGING FINANCIAL REVIEW

Packaging sales were $4.4 billion in 1995 compared with $3.4 billion in 1994 and $3.1 billion in 1993. Operating profit was $741 million, two-and-one-half times 1994 earnings of $293 million and substantially greater than 1993 earnings of $188 million. The recovery in packaging markets that began in 1994 continued through the first half of 1995. Significant year-over-year improvement in sales prices was the major reason for higher earnings for the year.

      Industrial Packaging sales increased nearly 40% in 1995 to $3.0 billion. About 35% of the increase was attributable to the addition of Carter Holt Harvey beginning in May, and the balance, to higher prices. Sales in 1993 were $2.0 billion. Industrial packaging posted a more-than-threefold improvement in operating profit in 1995. Accelerated demand for containerboard, which began in early 1994, continued into 1995. Containerboard prices in U.S. markets averaged $130 per ton higher in 1995 than in 1994, and box prices increased similarly. Our corrugated container operations performed well worldwide. And kraft paper and packaging results improved in 1995, again reflecting higher prices. However, midway through the year, demand moderated and industry inventories of containerboard rose sharply. As a result, we experienced a softening in market conditions in the latter part of 1995, and a decline in pricing.

      Weak industrial packaging markets have extended into 1996. In February, containerboard prices in the U.S. market were $75 per ton below the level reached last spring. We expect demand to improve later in 1996 as the U.S. economy emerges from the current slowdown and customers start to rebuild inventories. The rebound in demand should tighten the North American market by the second half, even in the face of capacity expansions. We expect that 1996 containerboard and box prices will be below 1995 levels. Our new recycled linerboard machine at Mansfield got off to a good start, and a successful ramp-up is a major objective in 1996. We will continue to improve our container plants in support of the Mansfield expansion. Also, a new box plant will begin operations in the U.K. in midyear.


      Consumer Packaging sales were $1.4 billion in 1995, up from $1.2 billion in 1994 and $1.1 billion in 1993. Operating profit in 1995 was twice that earned in 1994 and 1993. Bleached board markets were strong during 1995, leading our U.S. operations to a 14% improvement in volume and a 20% increase in average sales prices. However, industry operating rates slackened in the second half of the year as customers worked off inventories and new capacity came onstream. This placed downward pressure on prices, and this weakness has continued in early 1996. We expect markets to stabilize by midyear and to gradually accelerate later in the year as the economy improves. The first quarter start-up of a rebuilt machine at Kwidzyn will add to our bleached board sales. Conditions in liquid packaging are favorable. In 1996, we will continue to grow in offshore markets with the operation of new or expanded plants in France, Brazil and China.

                                   PACKAGING

                         DISTRIBUTION FINANCIAL REVIEW

Distribution posted net sales of $5.0 billion in 1995, up substantially from $3.5 billion in 1994 and $3.1 billion in 1993. Operating profit for the segment was $106 million in 1995 compared with $74 million in 1994 and $58 million in 1993. Results reflect tight supply in 1995, which had a positive impact on both sales prices and volume. However, demand slipped in the latter part of the year in response to a slowdown in world economies and an inventory drawdown by customers.

      Our strategy to grow through internal expansion and acquisitions resulted in higher total sales as well as profits in 1995. ResourceNet International, our North American distribution business, achieved sales of $4.6 billion in 1995, a 45% increase over 1994. Adding to the year-over-year sales gain was the merger of Kirk Paper Corporation in December 1994 and the acquisitions of Seaman-Patrick Paper Company and Carpenter Paper Company in January 1995. Excluding these additions, sales increased 24% compared with 1994 sales.


      In 1995, our North American companies continued their transition toward being a unified premier merchant operating under the ResourceNet International identity. In this regard, we opened a regional warehouse in Dallas, Texas, and proceeded with plans for another in Olathe, Kan. In addition to consolidating a number of smaller operations into larger, more economical locations, these facilities will function as operational "hubs," allowing ResourceNet International to more effectively serve customers and manage inventories. Additional realignments are planned for 1996. Further enhancing our integration activities, we are implementing a common operating system, which we initiated in the New England region during 1995. This system provides us with information to reduce operating costs and provide better service for our customers. Finally, during 1995, ResourceNet International expanded its national accounts program. This program uses our national presence, vast product offerings and excellent service to respond to customers nationwide.

      Our international distribution businesses posted sales of $456 million in 1995. Results for our European operations, based in France and the Netherlands, reflected strong economic conditions in Western Europe, particularly in France, where demand was good and higher prices were realized during much of the year. The European business was profitable in 1995, following small operating losses in the last few years. In addition, Carter Holt Harvey's distribution operations in New Zealand and Australia contributed favorably to the segment's 1995 results.


      As in our printing papers and packaging businesses, we expect to experience a period of soft market demand in the early part of 1996 as customers continue to reduce inventories. Our distribution businesses will meet the challenge, using their competitive strengths to penetrate profitable markets, reduce costs and increase customer responsiveness. We expect demand to improve later in the year, boosted by an acceleration in world economic growth.

                                 DISTRIBUTION

                      SPECIALTY PRODUCTS FINANCIAL REVIEW

Sales increased across our portfolio of specialty products businesses in 1995, and totaled $3.3 billion. This compares to sales of $2.6 billion in 1994 and $2.5 billion in 1993. However, operating profit for the segment declined to $207 million in 1995 from $268 million in 1994 and $263 million in 1993.

      Specialty Panels sales improved 34% in 1995 to $1.0 billion, while earnings declined 3%. This decline followed a 30% increase in 1994. Carter Holt Harvey's building products accounted for about one-half of the sales increase and contributed favorably to earnings. Masonite's earnings reflected costs associated with a new production line in Laurel, Miss., and increased marketing activities in Europe and the Far East. In decorative laminates, we improved our market position in high-pressure laminates with the acquisition of Micarta and with growth in the commercial segment. However, low-pressure product sales declined due to soft demand and competition by Canadian imports. As for 1996, we expect specialty panels sales and earnings to improve along with stronger construction activity later in the year.

      Imaging Products sales increased 6% to $775 million in 1995. Sales totaled $730 million in 1994 and $700 million in 1993. Our graphic arts business continued to face intense industry-wide competition, causing the division to sustain an operating loss in 1995. It was modestly profitable in 1994 and 1993. The 1995 loss includes costs to reduce staffing and to reposition the graphic arts business. In the first quarter of 1996, a reserve was established, reflecting the necessary restructuring that will allow that business to compete more effectively. Our offset printing plate and pressroom chemical product lines are growing and continue to gain market share. We expect 1996 operating results, before the effect of the reserve, to improve as we continue to restructure graphic arts.


      Specialty Papers posted sales of $530 million in 1995, a 15% increase over 1994 due to higher prices. Operating profits improved 14%, following an 8% increase in 1994. Thilmany achieved both greater productivity and a better product mix during the year. These factors, together with strong demand, accounted for the improved earnings in 1995. We expect higher specialty papers sales and earnings in 1996. We are anticipating the growth of Akrosil's silicone-coating business with the start-up of a new coater in 1996.

      The Tissue operations of Carter Holt Harvey added $265 million to segment sales in 1995 and accounted for 10% of segment operating profit. In January 1995, Carter Holt Harvey purchased the Australian tissue operations of Bowater plc. In 1996, Carter Holt Harvey will integrate these operations with its operations in New Zealand.

      Nonwovens sales increased 8% to $265 million in 1995, as Veratec successfully started up a second spunbond line in Toronto, Canada. However, business results were adversely affected by lower profits in the diskette liner business and by costs associated with the commercialization of InterSpun, a unique fabric-enhancing process. We expect Veratec results to improve in 1996, as additional spunbond capacity comes onstream in Mexico and as InterSpun sales grow.


      The combined sales of our Chemicals and Petroleum businesses were $445 million in 1995, 14% higher than 1994. Chemicals sales increased 21%, while earnings were flat. European demand was strong for specialty chemicals and we acquired an ink resins manufacturer in France. Higher prices had a favorable impact on margins in both the U.S. and European markets. However, these gains were offset by higher environmental-related costs. We expect better results in 1996 as demand for specialty chemicals continues to grow worldwide. Petroleum sales and profits declined in 1995 due to lower production at a major field and lower gas prices. In 1996, petroleum sales and earnings are expected to improve as we increase production of reserves developed in 1995.

                              SPECIALTY PRODUCTS

                       FOREST PRODUCTS FINANCIAL REVIEW

Forest Products sales totaled $2.1 billion in 1995, up 22% from $1.7 billion in 1994 and 1993. Carter Holt Harvey added $578 million to 1995 sales. Despite a significant contribution from Carter Holt Harvey in 1995, overall operating profit of the Forest Products segment declined to $388 million from $418 million in 1994 and $488 million in 1993. The decline between 1995 and 1994 was due to lower wood products earnings in the U.S. Both forestland and wood products operating profits were lower in 1995 compared with 1993.

      Forestland revenues increased 33% to $695 million in 1995 and operating profits increased 26%. However, before Carter Holt Harvey's contribution, 1995 sales declined 10% and profits were flat versus 1994 and 23% below 1993 levels.

      In the U.S., 1995 stumpage sales were 17% above 1994 as strong demand by pulp and paper mills early in the year pushed harvest volumes higher. Average stumpage prices declined 5% year-over-year. Sales of sawlogs declined 21% in 1995 due to sluggish lumber markets and weak export demand. Sales of nonstrategic land were considerably below 1994 and 1993 levels.

      Market conditions and results varied from region to region. In the South, low customer inventories and poor logging conditions led to strong stumpage sales early in the year. Together with an increase in pulpwood sales, this led to a 23% increase in harvest volumes in 1995. Southern stumpage prices averaged 2% above 1994, although softening occurred as the year progressed. In the West, harvests were 7% below 1994 levels, and average prices were 3% lower. Soft lumber markets kept domestic stumpage prices down, while a weak Japanese economy led to a soft export market. And in the Northeast, average prices rose 11% in 1995, reflecting good demand by Canadian mills and a sales mix weighted toward high-margin sawlogs.

      In January 1996, a subsidiary partnership of IP Timberlands, Ltd. announced its intention to sell partnership interests representing more than 80% of its equity. This partnership owns approximately 300,000 acres of forestlands located in Oregon and Washington, making up all of IP Timberlands' western holdings and the source of approximately one-third of the Company's stumpage sales in 1995 and 1994. The capitalized value of the partnership will be almost $1.0 billion. We project that harvest volumes for our remaining U.S. forest operations will decline 10% in 1996. The year began with mills holding high inventories in the face of soft paper markets. January 1996 sawlog prices in the South were 9% below the prior year, while in the Northeast, they were slightly higher. We expect some further softening in timber markets until paper and wood products markets regain strength. Radiata log demand will remain steady.

      Wood Products sales increased 18% in 1995 to $1.4 billion, while operating profit declined 55%. U.S. sales decreased 12% to $1.0 billion and were 4% less than 1993 sales. U.S. operating profit was approximately one-third the amount earned in 1994 and 1993. Lumber prices and volumes were lower in 1995 due to soft demand and competition from Canadian imports. Panel prices also trended lower as the year progressed. Also, high wood costs continued to put pressure on earnings. Productivity improvements, including a 2% increase in lumber yield, and higher sales of medium-density overlay partially offset lower lumber sales.

      We believe that building activity will improve by midyear, driving stronger performance by our wood products operations. Wood costs are projected to be lower than in 1995. While panel prices will likely soften further until new capacity is absorbed, the Company's new oriented strand board plant in Jefferson, Texas, one of the industry's lowest cost producers, will add to sales and earnings in 1996. In addition, projects at several of our plants will improve our productivity.

                                FOREST PRODUCTS
                                      40

             FINANCIAL INFORMATION BY GEOGRAPHIC AREA

NET SALES
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
United States(1)                 $14,610       $11,965     $11,085
Europe                             3,791         2,958       2,586
Pacific Rim(3)                     1,571           195         176
Other                                188           159         164
Less: Intergeographic Sales         (363)         (311)       (326)
                                 -------       -------     -------
Net Sales                        $19,797       $14,966     $13,685
                                 =======       =======     =======

ASSETS
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
United States                    $12,033       $11,237     $10,999
Europe                             4,252         3,818       3,512
Pacific Rim(3)                     4,334           129         143
Other                                192           145         118
Equity Investments                 1,291           967         559
Corporate                          1,875         1,540       1,300
                                 -------       -------     -------
Assets                           $23,977       $17,836     $16,631
                                 =======       =======     =======

EUROPEAN SALES BY INDUSTRY SEGMENT
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
Printing Papers                  $ 1,664       $ 1,231     $ 1,016
Packaging                            756           559         513
Distribution                         378           318         284
Specialty Products                   960           819         746
Forest Products                       33            31          27
                                 -------       -------     -------
European Sales                   $ 3,791       $ 2,958     $ 2,586
                                 =======       =======     =======

OPERATING PROFIT
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
United States                    $ 2,062       $   955     $   876
Europe(2)                            251            97         (23)
Pacific Rim(3)                       216            15          14
Other                                  6             6           8
                                 -------       -------     -------
Operating Profit                 $ 2,535       $ 1,073     $   875
                                 =======       =======     =======


(1) Export sales to unaffiliated customers (in millions) were $1,500 in 1995, $1,200 in 1994 and $1,100 in 1993.

(2) Includes amounts, net of goodwill amortization, for Aussedat Rey, Ilford, Zanders, the Horsell graphic arts businesses, the Rhone Valley Packaging business, Scaldia Papier BV and Kwidzyn from the dates of acquisition.

(3) Includes the results of Carter Holt Harvey from May 1, 1995 (in millions): sales of $1,368, operating profit of $206 and assets of $4,196.

EUROPE

European sales of $3.8 billion in 1995 were $800 million or 28% above 1994 sales after increasing 14% in 1994. Operating profit advanced to $251 million, about two-and-a-half times the $97 million earned in 1994. Our European businesses lost $23 million in 1993.

In printing papers, strong demand during the first half of 1995 resulted in a 55% gain in pulp prices and 35% improvement in paper prices. Packaging operations continued to perform well and our specialty businesses showed improvement, especially the chemicals division.

As in the United States, demand weakened in the fourth quarter of 1995 with product prices continuing to fall during the first quarter of 1996. Given moderate economic growth in 1996, printing papers markets in France and Germany should stabilize, although the first half of 1996 is expected to be slow while customers reduce inventories.

PACIFIC RIM

Carter Holt Harvey accounts for most of International Paper's activities in the Pacific Rim. In late April 1995, International Paper increased its ownership of Carter Holt Harvey from 24% to just over 50%. Its results were consolidated with International Paper's beginning in May 1995. During the eight-month period ended December 31, 1995, its sales were $1.4 billion, its operating profit was $206 million, and at year-end, its assets included in the Pacific Rim were $4.2 billion.

Carter Holt Harvey is a New Zealand-based integrated forest and paper products company with substantial assets in Chile. It owns approximately 800,000 acres of forestlands in New Zealand and its Chilean affiliate owns about one million acres of radiata pine forests.

Carter Holt Harvey, which uses a March 31 year-end, reported net income for its nine-month period ended December 31, 1995 (unaudited) about 15% higher than comparable 1994 results. This reflected higher earnings from its pulp, paper and tissue operations offset by some declines, most notably in its wood products business.

Carter Holt Harvey was also impacted by weakening demand in the fourth quarter. Economic growth in New Zealand is expected to slow to an annual pace of about 2% by the end of March 1996 compared with 6% early in 1995. While there are signs of improved demand in New Zealand, pricing pressure remains.

A breakdown of Carter Holt Harvey's sales by industry segment, as they relate to International Paper, is included on page 50.

                               FINANCIAL REVIEW

                   FINANCIAL INFORMATION BY INDUSTRY SEGMENT

NET SALES
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
Printing Papers                  $ 6,175       $ 4,400     $ 3,905
Packaging                          4,420         3,375       3,095
Distribution                       5,025         3,470       3,140
Specialty Products                 3,300         2,590       2,460
Forest Products                    2,100         1,715       1,700
Less: Intersegment Sales          (1,223)         (584)       (615)
                                 -------       -------     -------
Net Sales                        $19,797       $14,966     $13,685
                                 =======       =======     =======

OPERATING PROFIT
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
Printing Papers                  $ 1,093       $    20     $  (122)
Packaging                            741           293         188
Distribution                         106            74          58
Specialty Products                   207           268         263
Forest Products                      388           418         488
                                 -------       -------     -------
Operating Profit                   2,535         1,073         875
   Interest Expense, net            (493)         (349)       (310)
   Corporate Items, net              (14)           (9)        (27)
                                 -------       -------     -------
Earnings Before Income Taxes,
   Minority Interest and
   Cumulative Effect of
   Accounting Change             $ 2,028       $   715     $   538
                                 =======       =======     =======

ASSETS
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
Printing Papers                  $ 7,121       $ 6,706     $ 6,466
Packaging                          4,150         3,098       3,011
Distribution                       1,454         1,210       1,085
Specialty Products                 3,639         2,782       2,607
Forest Products                    4,447         1,533       1,603
Equity Investments                 1,291           967         559
Corporate(1)                       1,875         1,540       1,300
                                 -------       -------     -------
Assets                           $23,977       $17,836     $16,631
                                 =======       =======     =======

DEPRECIATION, DEPLETION AND AMORTIZATION
-------------------------------------------------------------------
In millions                        1995          1994        1993
                                   ----          ----        ----
Printing Papers                  $   475       $   443     $   414
Packaging                            246           192         213
Distribution                          35            29          28
Specialty Products                   199           161         180
Forest Products                      150            96          93
Corporate                              6             5          10
                                 -------       -------     -------
Depreciation, Depletion
   and Amortization                1,111           926         938
Less: Depletion(2)                   (80)          (41)        (40)
                                 -------       -------     -------
Depreciation and Amortization    $ 1,031       $   885     $   898
                                 =======       =======     =======

(1) Corporate assets are principally cash and temporary investments, investments, deferred taxes and other assets that are not identifiable with industry segments.

(2) Included in Forest Products.

CARTER HOLT HARVEY SALES

International Paper's financial statements reflect the consolidation of Carter Holt Harvey effective May 1, 1995. The table below shows the contribution of eight months of its sales to each of International Paper's industry segments in 1995 (Carter Holt Harvey's tissue business is included in Specialty Products):

1995 NET SALES
-----------------------------------------------------------------------
                           International    Carter Holt
In millions                        Paper         Harvey    Consolidated
                                   -----         ------    ------------
Printing Papers                  $ 5,970       $   205       $ 6,175
Packaging                          4,060           360         4,420
Distribution                       4,947            78         5,025
Specialty Products                 2,890           410         3,300
Forest Products                    1,522           578         2,100
Less: Intersegment Sales            (960)         (263)       (1,223)
                                 -------       -------       -------
Net Sales                        $18,429       $ 1,368       $19,797
                                 =======       =======       =======

                               FINANCIAL REVIEW

                 REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

The management of International Paper Company is responsible for the fair presentation of the information contained in the financial statements in this annual report. The statements are prepared in accordance with generally accepted accounting principles and reflect management's best judgment as to the Company's financial position, results of operations and cash flows.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are properly recorded and summarized so that reliable financial records and reports can be prepared and assets safeguarded.

An important part of the internal controls system is the Company's Policy on Ethical Business Conduct, which requires employees to maintain the highest ethical and legal standards in their conduct of Company business. The internal controls system further includes careful selection and training of supervisory and management personnel, appropriate delegation of authority and division of responsibility, dissemination of accounting and business policies throughout the Company, and an extensive program of internal audits with management follow-up. During 1993, the Company instituted a toll-free telephone "compliance line" whereby any employee may report suspected violations of law or Company policy.

The independent public accountants provide an objective, independent review of management's discharge of its responsibility for the fairness of the Company's financial statements. They review the Company's internal accounting controls and conduct tests of procedures and accounting records to enable them to form the opinion set forth in their report.

The Board of Directors monitors management's administration of the Company's financial and accounting policies and practices, and the preparation of these financial statements. The Audit Committee, which consists of five nonemployee directors, meets regularly with representatives of management, the independent public accountants and the internal Auditor to review their activities. The Audit Committee recommends that the shareholders approve the appointment of the independent public accountants to conduct the annual audit.

The independent public accountants and the internal Auditor both have free access to the Audit Committee and meet regularly with the Audit Committee, with and without management representatives in attendance.

/s/ Marianne M. Parrs

Marianne M. Parrs
Senior Vice President and Chief Financial Officer

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of International Paper Company:

We have audited the accompanying consolidated balance sheets of International Paper Company (a New York corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, common shareholders' equity and cash flows for each of the three years ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Paper Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years ended December 31, 1995 in conformity with generally accepted accounting principles.

As explained in Note 18 to the financial statements, effective January 1, 1994, the Company changed its method of accounting for start-up costs.

/s/ Arthur Andersen LLP

New York, New York
February 13, 1996

                               FINANCIAL REVIEW
                                      51

                      CONSOLIDATED STATEMENT OF EARNINGS

In millions, except per share amounts,
for the years ended December 31                  1995        1994        1993
                                                 ----        ----        ----
NET SALES                                      $19,797     $14,966     $13,685
                                               -------     -------     -------
COSTS AND EXPENSES
   Cost of products sold                        13,896      11,092      10,153
   Selling and administrative expenses           1,381       1,082         999
   Depreciation and amortization                 1,031         885         898
   Distribution expenses                           794         692         634
   Taxes other than payroll and income taxes       174         151         153
                                               -------     -------     -------
TOTAL COSTS AND EXPENSES                        17,276      13,902      12,837
                                               -------     -------     -------
EARNINGS BEFORE INTEREST, INCOME TAXES,
MINORITY INTEREST AND CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                             2,521       1,064         848
   Interest expense, net                           493         349         310
                                               -------     -------     -------
EARNINGS BEFORE INCOME TAXES, MINORITY
INTEREST AND CUMULATIVE EFFECT OF
ACCOUNTING CHANGE                                2,028         715         538
   Provision for income taxes                      719         236         213
   Minority interest expense, net of taxes         156          47          36
                                               -------     -------     -------
EARNINGS BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE                             1,153         432         289
   Cumulative effect of change in accounting
     for start-up costs (less tax benefit of
     $50)--Note 18                                             (75)
                                               -------     -------     -------
NET EARNINGS                                   $ 1,153     $   357     $   289
                                               =======     =======     =======
EARNINGS PER COMMON SHARE
   Earnings before cumulative effect of
     accounting change                         $  4.50     $  1.73     $  1.17
   Cumulative effect of change in
     accounting for start-up costs--Note 18                   (.30)
                                               -------     -------     -------
EARNINGS PER COMMON SHARE                      $  4.50     $  1.43     $  1.17
                                               =======     =======     =======

The accompanying notes are an integral part of these financial statements.

                               FINANCIAL REVIEW
                                      52

                          CONSOLIDATED BALANCE SHEET

In millions at December 31                               1995         1994
                                                         ----         ----
ASSETS
Current Assets
   Cash and temporary investments, at cost, which
     approximates market                                $   312     $   270
   Accounts and notes receivable, less allowances
     of $101 in 1995 and $97 in 1994                      2,571       2,241
   Inventories                                            2,784       2,075
   Other current assets                                     206         244
                                                        -------     -------
Total Current Assets                                      5,873       4,830
                                                        -------     -------
Plants, Properties and Equipment, Net                    10,997       9,139
Forestlands                                               2,803         802
Investments                                               1,420       1,032
Goodwill                                                  1,355         763
Deferred Charges and Other Assets                         1,529       1,270
                                                        -------     -------
TOTAL ASSETS                                            $23,977     $17,836
                                                        =======     =======
LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
   Notes payable and current maturities of
     long-term debt                                     $ 2,283     $ 2,083
   Accounts payable                                       1,464       1,204
   Accrued liabilities                                    1,116         747
                                                        -------     -------
Total Current Liabilities                                 4,863       4,034
                                                        -------     -------
Long-Term Debt                                            5,946       4,464
Deferred Income Taxes                                     1,974       1,612
Other Liabilities                                           980         870
Minority Interest                                         1,967         342
International Paper-Obligated Mandatorily Redeemable
   Preferred Securities of Trust Holding Solely
   International Paper Subordinated Debentures--Note 7      450
Commitments and Contingent Liabilities--Note 10
Common Shareholders' Equity
   Common stock, $1 par value, issued at December 31,
   1995--263.3 shares, 1994--256.5 shares                   263         256
   Paid-in capital                                        1,963       1,658
   Retained earnings                                      5,627       4,711
                                                        -------     -------
                                                          7,853       6,625

   Less: Common stock held in treasury, at cost,
     1995--2.3 shares, 1994--4.7 shares                      56         111
                                                        -------     -------
Total Common Shareholders' Equity                         7,797       6,514
                                                        -------     -------
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY       $23,977     $17,836
                                                        =======     =======

The accompanying notes are an integral part of these financial statements.

                               FINANCIAL REVIEW

                     CONSOLIDATED STATEMENT OF CASH FLOWS

In millions for the years ended December 31       1995         1994       1993
                                                  ----         ----       ----
OPERATING ACTIVITIES
   Net earnings                                 $ 1,153      $   357    $   289
   Cumulative effect of accounting change                         75
   Noncash items
     Depreciation and amortization                1,031          885        898
     Deferred income taxes                          146           42         54
     Other, net                                     (92)         (34)       (75)
   Changes in current assets and liabilities
     Accounts and notes receivable                   45         (339)        78
     Inventories                                   (320)           8        (93)
     Accounts payable and accrued liabilities       289          252       (220)
     Other                                           (4)          (3)        (3)
                                                -------      -------    -------
CASH PROVIDED BY OPERATIONS                       2,248        1,243        928
                                                -------      -------    -------
INVESTMENT ACTIVITIES
   Invested in capital projects                  (1,518)      (1,114)      (954)
   Acquisitions and investments, net of cash
     acquired                                    (1,168)        (357)       (44)
   Consolidation of equity investment               241
   Other                                           (111)         (39)       (71)
                                                -------      -------    -------
CASH USED FOR INVESTMENT ACTIVITIES              (2,556)      (1,510)    (1,069)
                                                -------      -------    -------

FINANCING ACTIVITIES
   Issuance of common stock                          66           67         60
   Issuance of preferred securities by
     subsidiary                                     450
   Sale of limited partnership interests                                    165
   Issuance of debt                               1,055        1,059        727
   Reduction of debt                               (950)        (275)      (467)
   Change in bank overdrafts                         57         (115)       (52)
   Dividends paid                                  (237)        (210)      (208)
   Other                                           (100)        (235)       (62)
                                                -------      -------    -------
CASH PROVIDED BY FINANCING ACTIVITIES               341          291        163
                                                -------      -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH               9            4         (5)
                                                -------      -------    -------
CHANGE IN CASH AND TEMPORARY INVESTMENTS             42           28         17

      CASH AND TEMPORARY INVESTMENTS
        Beginning of the year                       270          242        225
                                                -------      -------    -------
        End of the year                         $   312      $   270    $   242
                                                =======      =======    =======

The accompanying notes are an integral part of these financial statements.

                               FINANCIAL REVIEW
                                      54

             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY

                                         Common Stock Issued                                Treasury Stock             Total
                                         -------------------                             --------------------         Common
In millions, except share                                       Paid-In      Retained                           Shareholders'
amounts in thousands                      Shares      Amount   Capital(1)    Earnings     Shares       Amount         Equity
                                         --------    -------   ----------    --------     ------      -------   ------------
Balance, January 1, 1993                  253,986      $254      $1,665       $4,472       8,662        $202        $6,189
   Issuance of stock for acquisition                                  2                     (234)         (5)            7
   Issuance of stock for various plans        588                    38                   (1,630)        (38)           76
   Cash dividends--Common stock
     ($.84 per share)                                                           (208)                                 (208)
   Foreign currency translation
     (less tax benefit of $14)                                     (128)                                              (128)
   Net earnings                                                                  289                                   289
                                         --------    -------    -------      -------      ------       -----      --------
Balance, December 31, 1993                254,574        254      1,577        4,553       6,798         159         6,225
   Issuance of stock for merger             1,638          2         14           11                                    27
   Issuance of stock for various plans        276                    30                   (2,100)        (48)           78
   Cash dividends--Common stock
     ($.84 per share)                                                           (210)                                 (210)
   Foreign currency translation
     (less tax benefit of $70)                                       37                                                 37
   Net earnings                                                                  357                                   357
                                         --------    -------    -------      -------      ------       -----      --------
Balance, December 31, 1994                256,488        256      1,658        4,711       4,698         111         6,514
   Issuance of stock for acquisitions         988          1         37                                                 38
   Issuance of stock for various plans                               27                   (2,445)        (55)           82
   Conversion of subordinated debentures    5,785          6        199                                                205
   Cash dividends--Common stock
     ($.92 per share)                                                           (237)                                 (237)
   Foreign currency translation
     (less tax benefit of $66)                                       42                                                 42
   Net earnings                                                                1,153                                 1,153
                                         --------    -------    -------      -------      ------       -----      --------
BALANCE, DECEMBER 31, 1995                263,261       $263     $1,963       $5,627       2,253        $ 56        $7,797
                                         ========    =======    =======      =======      ======       =====      ========

(1) The cumulative foreign currency translation adjustment (in millions) was $(201), $(243) and $(280) at December 31, 1995, 1994 and 1993, respectively.

The accompanying notes are an integral part of these financial statements.

                               FINANCIAL REVIEW
                                      55

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   NOTE 1. SUMMARY OF
   SIGNIFICANT ACCOUNTING POLICIES

   Consolidation

   The consolidated financial statements include the accounts of International Paper Company and its subsidiaries (the Company). Minority interest represents minority shareholders' proportionate share of the equity in several of the Company's consolidated subsidiaries, primarily Carter Holt Harvey Limited, IP Timberlands, Ltd. (IPT), Zanders Feinpapiere AG, Georgetown Equipment Leasing Associates, L.P. and Trout Creek Equipment Leasing, L.P. All significant intercompany balances and transactions are eliminated. Investments in affiliated companies owned 20% to 50%, and the Company's investment in Scitex Corporation Ltd. where the Company has the ability to exercise significant influence, are accounted for by the equity method. The Company's share of affiliates' earnings is included in the consolidated statement of earnings. The results of Carter Holt Harvey are consolidated on a one-month-lag basis due to the availability of financial information.

   Temporary Investments

   Temporary investments with an original maturity of three months or less are treated as cash equivalents and are stated at cost.

   Inventories

   Inventory values include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead. These values are presented at cost or market, if it is lower. In the United States, costs of raw materials and finished pulp and paper products are generally determined using the last-in, first-out method. Other inventories are primarily stated using the first-in, first-out or average cost method.

   Plants, Properties and Equipment

   Plants, properties and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes, the Company uses the units-of-production method for depreciating its major pulp and paper mills and certain wood products facilities and the straight-line method for other plants and equipment. Annual straight-line depreciation rates are: buildings, 2 1/2% to 8 1/2%, and machinery and equipment, 5% to 33%. For tax purposes, depreciation is computed utilizing accelerated methods.

   Interest costs for the development of certain long-term assets are capitalized and amortized over the related assets' estimated useful lives. The Company capitalized net interest costs of $58 million in 1995, $18 million in 1994 and $12 million in 1993. Interest payments made during 1995, 1994 and 1993 were $603 million, $369 million and $372 million, respectively. Total interest expense was $542 million in 1995, $371 million in 1994 and $335 million in 1993.

   Forestlands

   The Company, which currently owns 84% and 100% of IPT's Class A and
   Class B Units, respectively, controlled approximately 6.0 million acres of forestlands in the United States and, through its ownership of Carter Holt Harvey, approximately 800,000 acres of forestlands in New Zealand at December 31, 1995. Forestlands are stated at cost, less accumulated depletion representing the cost of timber harvested. Forestlands include owned property as well as certain timber harvesting rights with terms of one or more years. Costs attributable to timber are charged against income as trees are cut. The depletion rate charged is determined annually based on the relationship of remaining costs to estimated recoverable volume.

   Translation of Financial Statements

   Balance sheets of the Company's international operations are translated into U.S. dollars at year-end exchange rates, while statements of earnings are translated at average rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in paid-in capital. Gains and losses resulting from foreign currency transactions are included in earnings.

   Amortization of Intangible Assets

   Goodwill, the cost in excess of assigned value of businesses acquired, is amortized for periods of up to 40 years. Accumulated amortization was $235 million and $113 million at December 31, 1995 and 1994, respectively.

   Revenue Recognition

   The Company recognizes revenues when goods are shipped.

   Earnings per Common Share

   Earnings per common share were computed on the basis of the following average number of shares outstanding (in millions): 1995-256.5, 1994-249.7 and 1993-246.5. The effect of all dilutive securities is immaterial.

   Nature of the Company's Business

   The Company is a worldwide producer of paper, packaging and forest products, all complemented by related specialty products and an extensive distribution system, with primary markets and manufacturing operations in the United States, Europe and the Pacific Rim. Substantially all of the

                               FINANCIAL REVIEW

   Company's businesses have experienced and are likely to continue to experience cycles relating to available industry capacity and general economic conditions. For a further discussion of the Company's business, see pages 44 through 48 of management's discussion and analysis of financial condition and results of operations.

   Financial Statements

   The preparation of these financial statements in conformity with generally accepted accounting principles requires the use of management's estimates. For a further discussion of significant estimates and assumptions that affect the reported amounts of assets and liabilities and results of operations, and disclosure of contingent assets and liabilities, see the legal and environmental issues section on page 47.

   Reclassifications

   Certain reclassifications have been made to prior-year amounts to conform with the current-year presentation.

   NOTE 2. INDUSTRY SEGMENT INFORMATION

   Financial information by industry segment and geographic area for 1995, 1994 and 1993 is presented on pages 45, 49 and 50.

   NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS

   In 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). This statement requires that such assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable and that such assets be reported at the lower of carrying amount or fair value. The Company will adopt the provisions of this statement in the first quarter of 1996 and estimates that adoption will result in a pre-tax charge to earnings of about $80 million.

   Also in 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was issued, which is effective for fiscal years beginning after December 15, 1995. This statement requires footnote disclosure of the pro forma impact on net earnings and earnings per share of the compensation cost that would have been recognized if the fair value of all stock-based awards was recorded in the income statement. The disclosure provisions of this statement will be adopted in 1996.

   NOTE 4. MERGERS AND ACQUISITIONS

   In late April 1995, the Company acquired approximately 26% of Carter
   Holt Harvey Limited, a major New Zealand forest and paper products company, through open-market share purchases and an additional acquisition from Brierley Investments Limited (BIL). This acquisition raised the Company's total ownership of it from the 24% previously acquired from BIL (8% purchased in 1994) to just over 50%. The 1995 purchases were financed with borrowings totaling approximately $1.1 billion.

   The Company's financial statements reflect the consolidation of Carter Holt Harvey effective May 1, 1995. Prior to this date, the equity accounting method was utilized. As a result of this consolidation, the Company's consolidated cash and temporary investments balance increased by $241 million, representing approximately 74% of Carter Holt Harvey's cash and temporary investments balance as of the acquisition date. This is reflected in the consolidated statement of cash flows as the consolidation of an equity investment. The acquisition of Carter Holt Harvey is presented net of 26% of its cash and temporary investments as of the acquisition date.

   In January 1995, the assets of both Seaman-Patrick and Carpenter Paper Companies, two Michigan-based paper distribution companies, were acquired by issuing approximately 988,000 shares of common stock. In September, Micarta, the South Carolina-based high-pressure laminates business of Westinghouse, was acquired. In October, the Company purchased the inks and adhesives resin business of DSM located in Niort, France.

   The December 31, 1995 consolidated balance sheet reflects a preliminary allocation of the purchase price for these acquisitions, to be finalized in 1996.

   In December 1994, the Company acquired additional stock of Zanders Feinpapiere AG. Also in December, a merger was completed with Kirk Paper Corporation, a California-based paper distribution company. In 1993, the Company made several small acquisitions in its distribution and specialty products businesses.

   With the exception of Kirk Paper Corporation, which was accounted for as a pooling-of-interests, all of the 1995, 1994 and 1993 acquisitions were accounted for using the purchase method. The operating results of these mergers and acquisitions have been included in the consolidated statement of earnings from the dates of acquisition.

                               FINANCIAL REVIEW

   NOTE 5. PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma financial information reflects the combined results of the continuing operations of the Company and the 1995 acquisitions listed in Note 4. The pro forma information is presented as if the transactions occurred as of the beginning of each respective year. The pro forma adjustments are based on available information, preliminary purchase price allocations and certain assumptions that the Company believes are reasonable. There can be no assurance that the assumptions and estimates will be realized. The pro forma information does not purport to represent the Company's actual results of operations if the transactions described above would have occurred at the beginning of the respective years. In addition, the information may not be indicative of future results.


   In millions, except per share amounts,
   for the years ended December 31 (Unaudited)                1995       1994
                                                           -------    -------
   Net Sales                                               $20,599    $16,901
   Earnings Before Cumulative Effect of
     Accounting Change                                       1,171        434
   Net Earnings                                              1,171        359
   Earnings Per Common Share Before
     Cumulative Effect of Accounting Change                   4.57       1.73
   Earnings Per Common Share                                  4.57       1.43

   NOTE 6. FEDERAL PAPER BOARD MERGER

   In the fourth quarter of 1995, International Paper and Federal Paper
   Board announced that they have agreed to merge. Once the merger is complete, Federal Paper Board, a diversified forest and paper products company, will become a wholly owned subsidiary of International Paper. The transaction, which is valued at approximately $3.5 billion, including assumption of debt, is subject to approval by Federal Paper Board's shareholders. In January 1996, the U.S. Department of Justice cleared the way for the proposed merger and it is expected to close in the first quarter of 1996.

   Under the terms of the merger agreement, Federal Paper Board's shareholders will be entitled to receive, at their election, either $55 in cash per share or $55 worth of International Paper common stock per share, subject to the limitation that not more than 1.612 and not less than
   1.275 International Paper common shares will be issued for each Federal Paper Board share exchanged for International Paper common stock. The shareholder election to receive cash or International Paper common stock will be subject to adjustment so that, in the aggregate, approximately 49% of the Federal Paper Board shares will be exchanged for cash. The merger is intended to qualify as a tax-free reorganization.

   NOTE 7. PREFERRED SECURITIES OF SUBSIDIARY

   In the third quarter of 1995, International Paper Capital Trust (the Trust) issued $450 million of International Paper-obligated mandatorily redeemable preferred securities. The Trust is a wholly owned consolidated subsidiary of International Paper and its sole assets are International Paper 5 1/4% convertible subordinated debentures. The obligations of the Trust related to its preferred securities are fully and unconditionally guaranteed by International Paper. These preferred securities are convertible into International Paper common stock. Preferred securities distributions of $10 million were paid in 1995.

   NOTE 8. SALE OF LIMITED PARTNERSHIP INTERESTS

   During 1993, the Company contributed assets with a fair market value of approximately $900 million to two newly formed limited partnerships, Georgetown Equipment Leasing Associates, L.P. and Trout Creek Equipment Leasing, L.P. These partnerships are separate and distinct legal entities from the Company and have separate assets, liabilities, business functions and operations. However, for accounting purposes, the Company continues to consolidate these assets, and the minority shareholders' interest is reflected as minority interest in the accompanying financial statements. The purpose of the partnerships is to invest in and manage a portfolio of assets including pulp and paper equipment used at the Georgetown, S.C., and Ticonderoga, N.Y., mills. This equipment is leased to the Company under long-term leases. Partnership assets also include floating rate notes and cash. During 1993, outside investors purchased a portion of the Company's limited-partner interests for $132 million and also contributed an additional $33 million to one of these partnerships.

   At December 31, 1995, the Company held aggregate general and limited-partner interests totaling 83.5% in Georgetown Equipment Leasing Associates, L.P. and 81.3% in Trout Creek Equipment Leasing, L.P. The Company also held $315 million and $273 million of borrowings at December 31, 1995 and 1994, respectively, from these partnerships. These funds are being used for general corporate purposes.

                               FINANCIAL REVIEW
                                      58

   NOTE 9. INCOME TAXES

   The Company uses the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," whereby deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities must be revalued to reflect new tax rates in the periods rate changes are enacted. Accordingly, the 1993 provision for income taxes included a charge of $25 million ($.10 per share) for deferred tax expense resulting from the enactment of the Omnibus Budget Reconciliation Act of 1993, which raised the U.S. federal income tax rate by 1% effective January 1, 1993.

   The components of earnings before income taxes, minority interest and cumulative effect of an accounting change, and the provision for income taxes by taxing jurisdiction were:

   In millions                                   1995          1994      1993
                                               ------        ------    ------
   Earnings (losses)
     U.S.                                     $ 1,565        $  646    $  623
     Non-U.S.                                     463            69       (85)
                                              -------        ------    ------
   Earnings before income taxes,
     minority interest and cumulative
     effect of accounting change              $ 2,028        $  715    $  538
                                              =======        ======    ======

   In millions                                   1995          1994      1993
                                               ------        ------    ------
   Current tax provision
    U.S. federal                              $   380        $  148    $  114
    U.S. state and local                           88            10        12
    Non-U.S.                                      105            36        33
                                              -------        ------    ------
                                                  573           194       159
                                              -------        ------    ------
   Deferred tax provision
     U.S. federal                                 141            23        64
     U.S. federal rate change                                              25
     U.S. state and local                          (6)           24        20
     Non-U.S.                                      11            (5)      (55)
                                              -------        ------    ------
                                                  146            42        54
                                              -------        ------    ------
   Provision for income taxes                 $   719        $  236    $  213
                                              =======        ======    ======

   The Company made income tax payments of $413 million, $75 million and $156 million in 1995, 1994 and 1993, respectively.

   A reconciliation of income tax expense using the statutory U.S. income tax rate compared with the Company's actual income tax expense follows:

   In millions                                   1995          1994      1993
                                               ------        ------    ------
   Earnings before income taxes,
     minority interest and cumulative
     effect of accounting change              $ 2,028        $  715    $  538
   Statutory U.S. income tax rate                  35%           35%       35%
                                              -------        ------    ------
   Tax expense using statutory
     U.S. income tax rate                         710           250       188
   State and local taxes                           53            22        21
   Non-U.S. tax rate differences                  (46)           (2)       (2)
   U.S. federal rate change                                                25
   Minority interest                              (32)          (14)      (11)
   Other, net                                      34           (20)       (8)
                                              -------        ------    ------
   Provision for income taxes                 $   719        $  236    $  213
                                              -------        ------    ------
   Effective income tax rate                     35.5%           33%       40%
                                              =======        ======    ======

   The net deferred income tax liability as of December 31, 1995 and 1994 includes the following components:

   In millions                                                1995       1994
                                                           -------    -------
   Current deferred tax asset                              $    86    $   138
   Noncurrent deferred tax liability(1)                     (1,796)    (1,462)
                                                           -------    -------
   Total                                                   $(1,710)   $(1,324)
                                                           =======    =======

   (1) Net of $178 million and $150 million at December 31, 1995 and 1994, respectively, of noncurrent deferred tax assets.

   The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, 1995 and 1994 were as follows:

   In millions                                                1995       1994
                                                           -------    -------
   Plants, properties and equipment                        $(1,772)   $(1,634)
   Prepaid pension costs                                      (286)      (233)
   Forestlands                                                (245)       (97)
   Postretirement benefit accruals                             166        167
   Non-U.S. net operating losses                               146        148
   Alternative minimum tax credit carryforwards                 43        145
   Other                                                       238        180
                                                           -------    -------
   Total                                                   $(1,710)   $(1,324)
                                                           =======    =======


   The Company's alternative minimum tax credit carryforwards can be carried forward indefinitely. The Company had net operating loss carryforwards applicable to non-U.S. subsidiaries of which $81 million expire in years 1997 through 2002 and $287 million can be carried forward indefinitely.

   Deferred taxes are not provided for temporary differences of approximately $501 million, $297 million and $385 million as of December 31, 1995, 1994 and 1993, respectively, representing earnings of non-U.S. subsidiaries that are intended to be permanently reinvested. If these earnings were remitted, the Company believes that U.S. foreign tax credits would eliminate any significant impact on future income tax provisions.

                               FINANCIAL REVIEW

   NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

   The Company leases certain property, machinery and equipment under cancelable and noncancelable lease agreements. At December 31, 1995, total future minimum rental commitments under noncancelable leases were $435 million, due as follows: 1996-$112 million, 1997-$96 million, 1998-$83 million, 1999-$62 million, 2000-$43 million, and thereafter-$39 million. Rent expense was $159 million, $124 million and $92 million for 1995, 1994 and 1993, respectively.

   Masonite Corporation, a subsidiary of the Company, and the Company are parties to class action lawsuits in Alabama and Mississippi purporting to represent plaintiffs who purchased Masonite hardboard siding, since 1980 in the Alabama case and with no specific time limits set out in the Mississippi case. The suits allege, among other things, that Masonite hardboard siding is inherently defective and that Masonite knowingly and falsely advertised and sold a defective product. Masonite and the Company plan to vigorously contest the allegations. The Company is also involved in various other inquiries, administrative proceedings and litigation relating to contracts, sales of property, environmental protection, tax, antitrust and other matters, some of which allege substantial monetary damages. While any proceeding or litigation has the element of uncertainty, the Company believes that the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

   NOTE 11. SUPPLEMENTARY BALANCE SHEET INFORMATION

   Inventories by major category were:

   In millions at December 31                                 1995       1994
                                                           -------    -------
   Raw materials                                           $   591    $   365
   Finished pulp, paper and packaging products               1,340      1,067
   Finished lumber and panel products                          223         77
   Operating supplies                                          343        335
   Other                                                       287        231
                                                           -------    -------
   Inventories                                             $ 2,784    $ 2,075
                                                           =======    =======

   The Company uses the last-in, first-out inventory method to value substantially all of its U.S. inventories. Approximately 65% of the Company's total raw materials and finished products inventories were valued using this method. If the first-in, first-out method had been used, it would have increased total inventory balances by approximately $227 mill-ion, $194 million and $160 million at December 31, 1995, 1994 and 1993, respectively.

   Plants, properties and equipment by major classification were:

   In millions at December 31                                 1995       1994
                                                           -------    -------
   Pulp, paper and packaging facilities
     Mills                                                 $13,554    $11,672
     Packaging plants                                        1,508      1,180
   Wood products facilities                                  1,754      1,296
   Other plants, properties and equipment                    2,597      2,042
                                                           -------    -------
   Gross cost                                               19,413     16,190
   Less: Accumulated depreciation                            8,416      7,051
                                                           -------    -------
   Plants, properties and equipment, net                   $10,997    $ 9,139
                                                           =======    =======

   NOTE 12. DEBT AND LINES OF CREDIT

   A summary of long-term debt follows:

   In millions at December 31                                 1995       1994
                                                           -------    -------
   8 7/8% to 9.7% notes--due 2000-2004                     $   600    $   400
   8 3/8% to 9 1/2% debentures--due 2015-2024                  300
   7 1/2% to 7 7/8% notes--due 2002-2007                       798        648
   6 7/8% to 8 1/8% notes--due 2023-2024                       545        545
   6 1/8% notes--due 2003                                      199        199
   6.11% debentures--due 1998-2000(1)                          750
   5 7/8% Swiss franc debentures--due 2001                      98
   5 3/4% convertible subordinated debentures                             199
   5 1/8% debentures--due 2012                                  81         81
   Medium-term notes--due 1996-2009(2)                         516        594
   Environmental and industrial development
     bonds--due 1996-2017(3,4)                                 916        848
   Commercial paper and bank notes(5)                          581        677
   Other(6)                                                    818        585
                                                           -------    -------
   Total(7)                                                  6,202      4,776
   Less: Current maturities                                    256        312
                                                           -------    -------
   Long-term debt                                          $ 5,946    $ 4,464
                                                           =======    =======

   (1) If retired before maturity, these debentures provide for a penalty, which was not significant at December 31, 1995.

   (2) The weighted average interest rate on these notes was 8.4% in 1995 and 8.5% in 1994.

   (3) The weighted average interest rate on these bonds was 5.9% in 1995 and 5.7% in 1994.

   (4) Includes $323 million of bonds at both December 31, 1995 and 1994, which may be tendered at various dates and/or under certain circumstances.

   (5) Includes $393 million in 1995 and $143 million in 1994 of non-U.S. dollar denominated borrowings. The weighted average interest rate was 5.3% in 1995 and 5.7% in 1994.

   (6) Includes $96 million in both 1995 and 1994 of French franc borrowings with a weighted average interest rate of 4.9% in 1995 and 4.7% in 1994, and $242 million in 1995 and $227 million in 1994 of German mark borrowings with a weighted average interest rate of 6.7% in both 1995 and 1994.

   (7) The fair market value was approximately $6.6 billion and $4.7 billion at December 31, 1995 and 1994, respectively.

                               FINANCIAL REVIEW

   At December 31, 1995 and 1994, the Company, including a non-U.S. subsidiary, classified $900 million and $1.0 billion, respectively, of tenderable bonds, commercial paper and bank notes as long-term debt. The Company and this subsidiary have the intent and ability to renew or convert these obligations through 1996 and into future periods.

   Total maturities of long-term debt over the next five years are: 1996-$2 56 million, 1997-$235 million, 1998-$456 million, 1999-$396 million and
   2000-$1.4 billion.

   At December 31, 1995, the Company had unused bank lines of credit of approximately $2.4 billion. The lines generally provide for interest at market rates plus a margin based on the Company's current bond rating. The principal line, which is cancelable only if the Company's bond rating drops below investment grade, provides for $750 million of credit through January 2000, and has a facility fee of .10% that is payable quarterly. A non-U.S. subsidiary of the Company also has a $600 million line of credit that supports its U.S. dollar commercial paper program. This line matures in June 2000 and has a facility fee of .1875%, which is payable quarterly.

   At December 31, 1995, notes payable classified as current liabilities included $1.8 billion of non-U.S. dollar-denominated debt with a weighted average interest rate of 5.7%.

   At December 31, 1995, the Company's total outstanding debt included approximately $2.6 billion of borrowings with interest rates that fluctuate based on market conditions and the Company's credit rating.

   In July 1995, the 5 3/4% convertible debentures were called by the Company, and converted into 5.8 million shares of common stock.

   NOTE 13. FINANCIAL INSTRUMENTS

   The Company has a policy of financing a portion of its investments in overseas operations with borrowings denominated in the same currency as the investment or by entering into foreign exchange contracts in tandem with U.S. borrowings. The purpose of this activity is to provide a hedge against fluctuations in exchange rates.

   Non-U.S. dollar-denominated debt totaling $2.8 billion was outstanding at December 31, 1995. Also outstanding were foreign exchange contracts totaling $2.2 billion, all having maturities of less than 360 days, as follows: French francs, $1.1 billion; British pounds, $363 million; Australian dollars, $205 million; Spanish pesetas, $119 million; Italian lira, $102 million; Swiss francs, $98 million; German marks, $69 million; and contracts totaling $191 million in six other currencies. In addition, a non-U.S. subsidiary of the Company had outstanding foreign exchange contracts totaling $264 million that were denominated in U.S. dollars. The average amount of outstanding contracts during 1995 and 1994 was $1.2 billion and $2.1 billion, respectively. Gains and losses from these contracts (including an immaterial gain related to contracts outstanding at December 31, 1995), which are fully offset by gains and losses from the revaluation of the net assets being hedged, are determined monthly based on published currency exchange rates and are recorded as translation adjustments in shareholders' equity.

   The Company also utilizes foreign exchange contracts to hedge certain transactions denominated in foreign currencies, primarily export sales and equipment purchased from nonresident vendors. These contracts serve to protect the Company from currency fluctuations between the transaction date and settlement. Gains and losses on these contracts, along with offsetting gains and losses resulting from the revaluations of the underlying transactions, are recognized in earnings based on published currency exchange rates. At December 31, 1995, foreign exchange contracts totaling $457 million, all having maturities of less than 12 months, were outstanding as follows: Australian dollars, $151 million; French francs, $80 million; German marks, $39 million; and contracts totaling $187 million in 13 different currencies. Non-U.S. subsidiaries of the Company also had contracts outstanding of $127 million that were denominated in U.S. dollars. The average amount of outstanding contracts during 1995 and 1994 was $486 million and $170 million, respectively. Net gains and losses related to contracts outstanding at December 31, 1995 and 1994 were not significant.

   The Company used interest rate swap agreements to manage the composition of its fixed and floating rate debt portfolio in 1994 and 1993. The agreements involved the exchange of fixed or floating rate interest payments, without changing the underlying principal amounts, related to $600 million and $400 million of long-term debt having maturities ranging from 10 to 30 years issued in 1994 and 1993, respectively.

   A non-U.S. subsidiary of the Company uses cross-currency and interest rate swap agreements to manage the composition of its fixed and floating rate debt. Under the cross-currency agreement that matures in April 2002, the subsidiary will receive $150 million and will pay 203 million Australian dollars. Interest is receivable at 7 5/8% and payable at floating rates. Also outstanding were two interest rate

                               FINANCIAL REVIEW
   swap agreements under which the subsidiary will receive interest at floating rates and pay interest at fixed rates based on principal amounts of 100 million New Zealand dollars and 100 million Australian dollars, and two agreements under which the subsidiary will receive interest at fixed rates and pay interest at floating rates based on a combined principal amount of $250 million.

   The interest payments made or received pursuant to the swap agreements are included in interest expense. The impact on earnings and the Company's net liability under these agreements were not significant.

   The Company does not hold or issue financial instruments for trading purposes.

   The counterparties to the Company's interest rate and cross-currency swap agreements and foreign exchange contracts consist of a number of major international financial institutions. The Company continually monitors its positions with and the credit quality of these financial institutions and does not expect nonperformance by the counterparties.

   NOTE 14. CAPITAL STOCK

   The authorized capital stock of the Company at December 31, 1995 and 1994 consisted of 400,000,000 shares of common stock, $1 par value; 400,000 shares of cumulative $4 nonredeemable preferred stock, without par value (stated value of $100 per share); and 8,750,000 shares of serial preferred stock, $1 par value. The serial preferred stock is issuable in one or more series by the Board of Directors without further shareholder action.

   In the third quarter of 1995, the Company declared a two-for-one common stock split that was distributed to shareholders of record as of August 18, 1995. All share amounts have been retroactively adjusted for the effect of the common stock split. In addition, the quarterly dividend was raised $.04 to $.25 per common share on a split-adjusted basis.

   The Company has stock rights under a Shareholder Rights Plan whereby each share of common stock has one right. Each right entitles shareholders to purchase one common stock share at an exercise price of $77.50. The rights will become exercisable 10 days after anyone acquires or tenders for 20% or more of the Company's common stock. If, thereafter, anyone acquires 30% or more of the common stock, or a 20% or more owner combines with the Company in a reverse merger in which the Company survives and its common stock is not changed, each right will entitle its holder to purchase Company common stock with a value of twice the $77.50 exercise price. If, following an acquisition of 20% or more of the common stock, the Company is acquired in a merger or sells 50% of its assets or earnings power, each right will entitle its holder to purchase stock of the acquiring company with a value of twice the $77.50 exercise price.

   NOTE 15. RETIREMENT PLANS

   The Company maintains pension plans that provide retirement benefits to substantially all employees. Employees generally are eligible to participate in the plans upon completion of one year of service and attainment of age 21.

   The plans provide defined benefits based on years of credited service and either final average earnings (salaried employees), hourly job rates or specified benefit rates (hourly and union employees).

   U.S. Defined Benefit Plans

   The Company makes contributions that are sufficient to fully fund its actuarially determined costs, generally equal to the minimum amounts required by ERISA.

   Net periodic pension income for the Company's qualified and nonqualified defined benefit plans comprised the following:

   In millions                                   1995          1994      1993
                                              -------        ------    ------
   Service cost--benefits earned during
     the period                               $   (39)       $  (54)   $  (43)
   Interest cost on projected benefit
     obligation                                  (170)         (151)     (143)
   Actual return on plan assets                   477             7       291
   Net amortization and deferrals                (193)          275       (18)
                                              -------        ------    ------
   Net periodic pension income                $    75        $   77    $   87
                                              =======        ======    ======

   The actuarial assumptions used in determining net periodic pension income for the years presented were:

                                                 1995          1994      1993
                                                 ----          ----      ----
   Discount rate                                 8.75%         7.25%      8.0%
   Expected long-term return on plan assets      10.0%         10.0%     10.0%
   Weighted average rate of increase in
     compensation levels                         4.75%          4.0%      5.0%

   The discount rates and the rates of increase in future compensation levels used to determine the projected benefit obligation at December 31, 1995 were 7.25% and 4.25%, respectively, and at December 31, 1994 were 8.75% and 4.75%, respectively.

   The following table presents the funded status of the Company's U.S. pension plans and the amounts reflected in the accompanying consolidated balance sheet:

                               FINANCIAL REVIEW

   In millions at December 31                                 1995       1994
                                                           -------    -------
   Actuarial present value of benefit obligations
     Vested benefits                                       $ 2,080    $ 1,649
                                                           -------    -------
     Accumulated benefit obligation                        $ 2,203    $ 1,777
                                                           -------    -------
   Projected benefit obligation                            $ 2,376    $ 1,909
   Plan assets at fair value                                 2,896      2,557
                                                           -------    -------
   Plan assets in excess of projected benefit obligation       520        648
   Unrecognized net loss (gain)                                170         (6)
   Balance of unrecorded transition asset                      (82)      (109)
   Other                                                        44         53
                                                           -------    -------
   Prepaid pension cost                                    $   652    $   586
                                                           =======    =======

   Plan assets are held primarily in master trust accounts and comprise the following:

   In millions at December 31                                 1995       1994
                                                           -------    -------
   Cash reserves                                           $    45    $   134
   Fixed income securities                                   1,003        843
   Diversified equities                                      1,192        943
   International Paper common stock                            394        392
   Real estate                                                 113        117
   Other                                                       149        128
                                                           -------    -------
   Total plan assets                                       $ 2,896    $ 2,557
                                                           =======    =======


   Non-U.S. Defined Benefit Plans

   Generally, the Company's non-U.S. pension plans are funded using the projected benefit as a target, except in certain countries where funding of benefit plans is not required. Net periodic pension expense for the Company's non-U.S. pension plans was immaterial for 1995, 1994 and 1993.

   The following table presents the funded status of the Company's non-U.S. pension plans and the amounts reflected in the accompanying consolidated balance sheet. Plan assets are made up principally of common stocks and fixed income securities.

   In millions at December 31                                 1995       1994
                                                           -------    -------
   Actuarial present value of benefit obligations
     Vested benefits                                       $   338    $   276
                                                           -------    -------
     Accumulated benefit obligation                        $   365    $   292
                                                           -------    -------

   Projected benefit obligation(1)                         $   446    $   347
   Plan assets at fair value                                   477        338
                                                           -------    -------
   Plan assets in excess of (less than) projected
     benefit obligation                                         31         (9)
   Unrecognized net gain                                       (21)       (16)
   Balance of unrecorded transition asset                      (35)       (40)
   Other                                                         5          3
                                                           -------    -------
   Pension liability                                       $   (20)   $   (62)
                                                           =======    =======

   (1) The weighted average discount rate and the weighted average rate of compensation increase used to measure the projected benefit obligation were 6.93% (7.01% in 1994) and 4.65% (4.61% in 1994), respectively.

   Other Plans

   The Company sponsors several defined contribution plans to provide substantially all U.S. salaried and certain hourly employees of the Company an opportunity to accumulate personal funds for their retirement. Contributions may be made on a before-tax basis to substantially all of these plans.

   As determined by the provisions of each plan, the Company matches the employees' basic voluntary contributions. Company matching contributions to the plans were approximately $38 million, $36 million and $38 million for the plan years ending in 1995, 1994 and 1993, respectively. The net assets of these plans approximated $1.6 billion as of the 1995 plan year ends.

   NOTE 16. POSTRETIREMENT BENEFITS

   The Company provides certain retiree health care and life insurance benefits covering a majority of U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. A plan amendment in 1992 limits the maximum annual Company contribution for health care benefits for retirees after January 1, 1992 based on age at retirement and years of service after age 50. The Company does not pre-fund these benefits and has the right to modify or terminate certain of these plans in the future.

   The components of postretirement benefit expense in 1995, 1994 and 1993 were as follows:

   In millions                                   1995          1994      1993
                                              -------        ------    ------
   Service cost--benefits earned during
     the period                               $     6        $    8    $    8
   Interest cost on accumulated
     postretirement benefit obligation             26            23        25
   Net amortization of plan amendments            (18)          (16)      (15)
                                              -------        ------    ------
   Net postretirement benefit cost            $    14        $   15    $   18
                                              =======        ======    ======

   The accumulated postretirement benefit obligation, included in other liabilities in the accompanying consolidated balance sheet, comprises the following components:

   In millions at December 31                                 1995       1994
                                                           -------    -------

   Retirees                                                $   250    $   223
   Fully eligible active plan participants                      17         15
   Other active plan participants                               76         63
                                                           -------    -------
   Total accumulated postretirement benefit obligation         343        301
   Unrecognized net loss                                       (57)       (26)
   Unrecognized effect of plan amendments                       78         96
                                                           -------    -------
   Accrued postretirement benefit obligation               $   364    $   371
                                                           =======    =======

                               FINANCIAL REVIEW
                                      63

   Future benefit costs were estimated assuming medical costs would increase at a 10.25% annual rate, decreasing to a 5% annual growth rate ratably over the next eight years and then remaining at a 5% annual growth rate thereafter. A 1% increase in this annual trend rate would have increased the accumulated postretirement benefit obligation at December 31, 1995 by $23 million, with an immaterial effect on 1995 postretirement benefit expense. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation at December 31, 1995 was 7.25% compared with 8.75% at December 31, 1994.

   NOTE 17. INCENTIVE PLANS

   The Company has a Long-Term Incentive Compensation Plan that includes a Restricted Performance Share Plan, a Stock Option Plan and an Executive Continuity Award Plan, administered by a committee of nonemployee members of the Board of Directors who are not eligible for awards. The plan allows stock appreciation rights to be awarded either separately or in combination with other awards, although none were awarded in 1995, 1994 or 1993.

   Under the Restricted Performance Share Plan, contingent awards of
   Company common stock are granted by the committee. Awards are earned if the Company's financial performance over a five-year period meets or exceeds that of other forest products companies using standards determined by the committee. In 1994 and 1993, 266,000 shares and 304,000 shares, respectively, were earned. The awards for 1995 have not yet been determined.

   The Stock Option Plan provides for the granting of incentive stock options and nonqualified stock options to key employees. The committee determines the option price, the number of shares for which an option is granted and the term (which cannot exceed 10 years). The option price is the market price of the stock at the date of grant. Upon exercise of an option, a replacement option may be granted with the exercise price equal to the current market price and with a term extending to the expiration date of the original option.

   The following summarizes stock option transactions under stock option plans for the three years ended December 31, 1995:

                                               Shares            Option Price
                                            ----------        ---------------
   Balance at 1/1/93(1)                      6,447,618        $  6.965-39.000
     Granted                                 1,883,800          29.688-34.625
     Exercised                                (850,392)          6.965-32.000
                                            ----------        ---------------
   Balance at 12/31/93(1)                    7,481,026           6.965-39.000
     Granted                                 2,706,540          32.313-39.813
     Exercised                              (1,790,698)          6.965-37.000
                                            ----------        ---------------
   Balance at 12/31/94(1)                    8,396,868           6.965-39.813
     Granted                                 3,196,311          35.125-45.375
     Exercised                              (2,331,066)          6.965-41.625
                                            ----------        ---------------
   Balance at 12/31/95(1)                    9,262,113        $  6.965-45.375
                                            ==========        ===============

   (1) All options are exercisable under the plan upon grant; however, the underlying shares cannot be sold or are otherwise restricted for various periods.

   The Executive Continuity Award Plan provides for the granting of tandem awards of restricted stock and/or nonqualified stock options to key executives. Grants are restricted and awards conditioned on attainment of specified age and years of service requirements. Exercise of the options results in the cancellation of the related restricted shares.

   In 1995, 1994 and 1993, restricted shares of 20,000, 64,000 and 64,000, respectively, were awarded under this plan. In 1995, 120,000 options were exercised at an exercise price of $24.188. At December 31, 1995, 2,220,000 options at exercise prices ranging from $24.125 to $42.938 were outstanding under the Executive Continuity Award Plan. The options expire at various dates through 2008.

   At December 31, 1995 and 1994, a total of 10.8 million shares and 14.2 million shares, respectively, were available for grant under incentive plans.

   Provisions for awards under the Long-Term Incentive Compensation Plan and all other incentive plans amounted to $47 million, $37 million and $31 million in 1995, 1994 and 1993, respectively. The provisions include charges for recently acquired companies, and adjustments of prior-year awards due to changes in the market price of Company stock and final determination of Restricted Performance Share Plan awards.

                               FINANCIAL REVIEW
                                      64

   NOTE 18. START-UP COSTS

   Effective January 1, 1994, the Company changed its method of accounting for start-up costs on major projects to expense these costs as incurred. Prior to 1994, the Company capitalized these costs and amortized them over a five-year period. This change was made to increase the focus on controlling costs associated with facility start-ups.

   The Company restated 1994 first-quarter results to record a pre-tax charge of $125 million ($75 million after taxes or $.30 per share) as the cumulative effect of an accounting change. This change also decreased 1994 total costs and expenses by $17 million ($10 million after taxes or $.04 per share). On a pro forma basis, this change would have had no impact on 1993.

   NOTE 19. SUBSEQUENT EVENTS

   On January 19, 1996, a subsidiary partnership of IPT filed a registration statement in anticipation of a possible public offering. The offering would consist of limited partnership units representing more than 80% of the equity in the subsidiary partnership, which owns approximately 300,000 acres of forestlands located in Oregon and Washington. In conjunction with the units offering, the subsidiary partnership would also place $350 million in senior debt securities. If this public offering is completed, the net proceeds from the units offering and debt placement would approximate $800 million. However, several alternatives are being pursued for the sale of these partnership interests.

   On February 13, 1996, the Company's Board of Directors authorized management actions that will result in the shut-down of certain plants, consolidation of certain operations and job eliminations. Accordingly, a pre-tax charge of about $500 million ($350 million after taxes or $1.35 per share) will be recorded in the first quarter of 1996. The charge consists of asset write-offs and impairments ($340 million, including $80 million from adopting SFAS No. 121 as described in Note 3), severance ($115 million) and lease cancellation and other exit costs ($45 million). The management actions will result in the reduction of 2,100 jobs, primarily in the U.S. and Europe.

                               FINANCIAL REVIEW
                                      65

                          ELEVEN-YEAR FINANCIAL SUMMARY

Dollar amounts in millions, except per share
amounts and stock prices                          1995          1994          1993
                                                  ----          ----          ----
RESULTS OF OPERATIONS
  Net sales                                     $19,797       $14,966       $13,685
  Costs and expenses, excluding interest         17,276        13,902        12,837
  Earnings before income taxes, minority
   interest, extraordinary item and cumulative
   effect of accounting changes                   2,028           715(1)        538
  Minority interest expense, net of taxes           156            47            36
  Extraordinary item
  Cumulative effect of accounting changes                         (75)
  Net earnings                                    1,153           357(1)        289(2)
  Earnings applicable to common shares            1,153           357(1)        289(2)
                                                -------       -------       -------
FINANCIAL POSITION
  Working capital                               $ 1,010       $   796       $   472
  Plants, properties and equipment, net          10,997         9,139         8,872
  Forestlands                                     2,803           802           786
  Total assets                                   23,977        17,836        16,631
  Long-term debt                                  5,946         4,464         3,601
  Common shareholders' equity                     7,797         6,514         6,225
                                                -------       -------       -------
PER SHARE OF COMMON STOCK(7)
  Earnings before extraordinary item and
   cumulative effect of accounting changes      $  4.50       $  1.73(1)    $  1.17(2)
  Extraordinary item
  Cumulative effect of accounting changes                        (.30)
  Earnings                                         4.50          1.43(1)       1.17(2)
  Cash dividends                                    .92           .84           .84
  Common shareholders' equity                     29.87         25.87         25.12
                                                -------       -------       -------
COMMON STOCK PRICES(7)
  High                                           45 3/4        40 1/4        35
  Low                                            34 1/8        30 3/8        28 3/8
  Year-end                                       37 7/8        37 3/4        33 7/8
                                                -------       -------       -------
FINANCIAL RATIOS
  Current ratio                                     1.2           1.2           1.1
  Total debt to capital ratio                      38.5          41.2          38.5
  Return on equity                                 16.1           5.6(1)(8)     4.7(2)(8)
  Return on capital employed                        9.2           4.1(1)(8)     4.0(2)(8)
                                                -------       -------       -------
CAPITAL EXPENDITURES                            $ 1,518       $ 1,114       $   954
                                                -------       -------       -------
NUMBER OF EMPLOYEES                              81,500(9)     70,000        72,500
                                                =======       =======       =======

FINANCIAL GLOSSARY

Current ratio--current assets divided by current liabilities.

Total debt to capital ratio--long-term debt plus notes payable and current maturities of long-term debt divided by long-term debt, notes payable and current maturities of long-term debt, deferred income taxes, minority interest, other liabilities, preferred securities and total common shareholders' equity.

Return on equity--net earnings divided by average common shareholders' equity (computed monthly).

Return on capital employed--net earnings plus after-tax interest expense, provision for deferred income taxes and minority interest expense divided by an average of total assets minus accounts payable and accrued liabilities.

                               FINANCIAL REVIEW
                                      66

                                                  1992          1991          1990          1989
                                                  ----          ----          ----          ----
RESULTS OF OPERATIONS
  Net sales                                     $13,598       $12,703       $12,960       $11,378
  Costs and expenses, excluding interest         13,125(3)     11,695(4)     11,695(5)      9,739
  Earnings before income taxes, minority
   interest, extraordinary item and cumulative
   effect of accounting changes                     226(3)        693(4)        988(5)      1,434
  Minority interest expense, net of taxes            15            42            33            26
  Extraordinary item                                 (6)
  Cumulative effect of accounting changes           (50)         (215)
  Net earnings                                       86(3)        184(4)        569(5)        864
  Earnings applicable to common shares               86(3)        184(4)        569(5)        845
                                                -------       -------       -------       -------
FINANCIAL POSITION
  Working capital                               $  (165)(6)   $   404       $   784       $   366
  Plants, properties and equipment, net           8,884         7,848         7,287         6,238
  Forestlands                                       759           743           751           764
  Total assets                                   16,516        14,941        13,669        11,582
  Long-term debt                                  3,096         3,351         3,096         2,324
  Common shareholders' equity                     6,189         5,739         5,632         5,147
                                                -------       -------       -------       -------
PER SHARE OF COMMON STOCK(7)
  Earnings before extraordinary item and
   cumulative effect of accounting changes      $   .58(3)    $  1.80(4)    $  2.61(5)    $  3.86
  Extraordinary item                               (.02)
  Cumulative effect of accounting changes          (.21)         (.97)
  Earnings                                          .35(3)        .83(4)       2.61(5)       3.86
  Cash dividends                                    .84           .84           .84           .77
  Common shareholders' equity                     25.23         25.52         25.67         23.67
                                                -------       -------       -------       -------
COMMON STOCK PRICES(7)
  High                                           39 1/4        39 1/8        29 7/8        29 3/8
  Low                                            29 1/4        25 1/4        21 3/8        22 5/8
  Year-end                                       33 3/8        35 3/8        26 3/4        28 1/4
                                                -------       -------       -------       -------
FINANCIAL RATIOS
  Current ratio                                     .96(6)        1.1           1.2           1.1
  Total debt to capital ratio                      38.0          39.1          36.1          33.9
  Return on equity                                  1.4(3)(8)     3.2(4)       10.5(5)       17.8
  Return on capital employed                        1.2(3)(8)     3.7(4)        7.5(5)       12.3
                                                -------       -------       -------       -------
CAPITAL EXPENDITURES                            $ 1,368       $ 1,197       $ 1,267       $   887
                                                -------       -------       -------       -------
NUMBER OF EMPLOYEES                              73,000        70,500        69,000        63,500
                                                =======       =======       =======       =======

                                                  1988          1987          1986          1985
                                                  ----          ----          ----          ----
RESULTS OF OPERATIONS
  Net sales                                     $ 9,587       $ 7,800       $ 5,540       $ 4,530
  Costs and expenses, excluding interest          8,199         6,930         5,010         4,373
  Earnings before income taxes, minority
   interest, extraordinary item and cumulative
   effect of accounting changes                   1,223           703           474           165
  Minority interest expense, net of taxes            22            21            20             6
  Extraordinary item
  Cumulative effect of accounting changes
  Net earnings                                      754           407           305           133
  Earnings applicable to common shares              733           387           284           107
                                                -------       -------       -------       -------
FINANCIAL POSITION
  Working capital                               $   781       $   657       $   296       $   350
  Plants, properties and equipment, net           5,456         5,125         4,788         3,725
  Forestlands                                       772           780           783           741
  Total assets                                    9,462         8,710         7,848         6,039
  Long-term debt                                  1,853         1,937         1,764         1,191
  Common shareholders' equity                     4,557         4,052         3,664         3,195
                                                -------       -------       -------       -------
PER SHARE OF COMMON STOCK(7)
  Earnings before extraordinary item and
   cumulative effect of accounting changes      $  3.28       $  1.84       $  1.45       $   .54
  Extraordinary item
  Cumulative effect of accounting changes
  Earnings                                         3.28          1.84          1.45           .54
  Cash dividends                                    .64           .60           .60           .60
  Common shareholders' equity                     20.57         18.18         17.52         16.67
                                                -------       -------       -------       -------
COMMON STOCK PRICES(7)
  High                                           24 3/4        28 7/8        20            14 1/2
  Low                                            18 1/4        13 1/2        12 1/8        11 1/8
  Year-end                                       23 1/4        21 1/8        18 3/4        12 3/4
                                                -------       -------       -------       -------
FINANCIAL RATIOS
  Current ratio                                     1.5           1.4           1.2           1.5
  Total debt to capital ratio                      25.8          31.6          31.2          24.1
  Return on equity                                 17.0          10.0           8.3           3.3
  Return on capital employed                       13.6           9.9           7.8           2.7
                                                -------       -------       -------       -------
CAPITAL EXPENDITURES                            $   645       $   603       $   576       $   794
                                                -------       -------       -------       -------
NUMBER OF EMPLOYEES                              55,500        45,500        44,000        32,000
                                                =======       =======       =======       =======

(1) Includes $17 million ($10 million after taxes or $.04 per share) of additional earnings related to the change in accounting for start-up costs.

(2) Includes $25 million ($.10 per share) of additional income tax expense to revalue deferred tax balances to reflect the increase in the U.S. statutory federal income tax rate.

(3) Includes restructuring and other charges totaling $398 million ($263 million after taxes or $1.08 per share).

(4) Includes a $60 million pre-tax restructuring charge ($37 million after taxes or $.17 per share) and additional expenses related to the adoption of SFAS No. 106 of $25 million ($16 million after taxes or $.07 per share).

(5) Includes a $212 million pre-tax restructuring charge ($137 million after taxes or $.63 per share).

(6) Reflects increase in short-term versus long-term borrowings due to favorable interest rates.

(7) Per share data and common stock prices have been adjusted to reflect two-for-one stock splits in September 1995 and May 1987.

(8) Return on equity was 6.7% and return on capital employed was 4.9% in 1994 before the accounting change. Return on equity was 5.1% and return on capital employed was 4.0% in 1993 before the additional income tax expense. Return on equity was 6.3% and return on capital employed was 4.5% in 1992 before the accounting change, extraordinary item, and restructuring and other charges.

(9) Acquisitions during 1995, primarily Carter Holt Harvey, added 12,500 employees.

                               FINANCIAL REVIEW
                                      67

                             INTERIM FINANCIAL RESULTS (UNAUDITED)

                                                          Quarter
In millions, except per share           ---------------------------------------------
amounts and stock prices                First        Second       Third        Fourth        Year
                                        -----        ------       -----        ------        ----
1995

Net Sales                              $ 4,492      $ 5,084      $ 5,145      $ 5,076      $19,797
Gross Margin(1)                          1,268        1,552        1,579        1,502        5,901
Earnings Before Income Taxes and
 Minority Interest                         406          554          591          477        2,028
Net Earnings                               246          316          328          263        1,153

Per Share of Common Stock(3)
  Earnings                             $   .97      $  1.25      $  1.27      $  1.01      $  4.50
  Dividends                                .21          .21          .25          .25          .92

Common Stock Prices(3)
  High                                  39 7/8       43 3/8       45 3/4       42           45 3/4
  Low                                   35 1/8       36           40 1/4       34 1/8       34 1/8

1994

Net Sales                              $ 3,414      $ 3,633      $ 3,792      $ 4,127      $14,966
Gross Margin(1)                            863(2)       931(2)       984(2)     1,096        3,874
Earnings Before Income Taxes, Minority
 Interest and Cumulative Effect of
 Accounting Change                         134(2)       153(2)       184(2)       244          715
Earnings Before Cumulative Effect of
 Accounting Change                          76(2)        91(2)       111(2)       154          432
Cumulative Effect of Accounting Change     (75)                                                (75)
Net Earnings                                 1(2)        91(2)       111(2)       154          357

Per Share of Common Stock(3)
  Earnings Before Cumulative Effect
   of Accounting Change                $   .31(2)   $   .36(2)   $   .45(2)   $   .61      $  1.73
  Cumulative Effect of Accounting
   Change                                 (.30)                                               (.30)
  Earnings                                 .01(2)       .36(2)       .45(2)       .61         1.43
  Dividends                                .21          .21          .21          .21          .84

Common Stock Prices(3)
  High                                  39           36 1/2       40 1/4       40 1/4       40 1/4
  Low                                   33 5/8       30 3/8       33 1/4       34           30 3/8

(1) Gross margin represents net sales less cost of products sold.

(2) Amounts have been restated to reflect the change in accounting for start-up costs. The additional earnings in each quarter are as follows: first quarter, $7 million ($4 million after taxes or $.02 per share); second quarter, $6 million ($4 million after taxes or $.01 per share); and third quarter, $4 million ($2 million after taxes or $.01 per share).

(3) Per share amounts and common stock prices adjusted for the two-for-one stock split in September 1995.

                               FINANCIAL REVIEW
                                      68